PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ National Market "ABNJ"		For Immediate Release May 2, 2006

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
SECOND QUARTER 2006 EARNINGS

Bloomfield, New Jersey - May 2, 2006 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $688,000 for the quarter ended March 31, 2006. By comparison, net income for the quarters ended December 31, 2005 and March 31, 2005 were $663,000 and $584,000, respectively. Basic and diluted earnings per share for the quarter ended March 31, 2006 were $0.05 and $0.05, respectively. By comparison, for the quarter ended December 31, 2005 both basic and diluted earnings per share were $0.05. For the quarter ended March 31, 2005, both basic and diluted earnings per share were $0.04 after adjusting for the exchange of shares relating to the Company's recent second-step conversion.

On October 5, 2005, American Savings, MHC closed its second step conversion. Through this transaction, the Company replaced ASB Holding Company as the holding company of American Bank of New Jersey, a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey. Upon closing the conversion, each share of ASB Holding Company stock was exchanged for 2.55102 shares of American Bancorp of New Jersey, Inc. The earnings for the quarter ended March 31, 2005 reported by American are those of ASB Holding Company.

The Company's net interest spread and margin for the quarter ended March 31, 2006 improved from the prior quarter ended December 31, 2005. For those comparative periods, the Company's net interest spread improved by 4 basis points from 1.87% to 1.91% while its net interest margin improved 9 basis points from 2.71% to 2.80%. In large part, this improvement in net interest spread and margin was attributable to the Company's continued reinvestment of incoming cash flows from the investment securities portfolio into higher yielding loans.

For the quarter ended March 31, 2006, loans receivable, net increased $17.8 million or 5.0% to $372.0 million from $354.2 million at December 31, 2005. The growth was comprised of net increases in multi-family, commercial real estate and construction loans totaling $9.3 million, coupled with net increases in commercial and business loans totaling $2.8 million. Together, net growth in these loan balances totaled $12.1 million comprising approximately two-thirds of the Company's net increase in loans receivable for the quarter. The remaining net growth in loans included increases in 1-4 family mortgages, including equity loans and home equity lines of credit, totaling $5.9 million.

For that same period, the balance of the Company's investment securities decreased $8.4 million while its interest bearing cash equivalents also decreased $10.6 million. The combined decrease in these categories of approximately $19.0 million provided the funding for the net growth in loans reported for the quarter ended March 31, 2006.

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Deposits increased by $2.2 million or 0.7% to $329.2 million at March 31, 2006 from $327.0 million at December 31, 2005. This increase was primarily attributable to net growth of approximately $2.0 million of interest bearing savings and certificates of deposit. Offsetting this growth in deposits was a decrease of $1.3 million in borrowings due largely to the repayment of a maturing Federal Home Loan Bank advance.

Notwithstanding these comparisons of the past two consecutive quarters, the Company's net interest spread of 1.91% for the current quarter was still below its net interest spread of 2.41% for the same comparative period in 2005 as increases in the Company's cost of interest bearing liabilities continued to outpace the increase in the Company's yield on earning assets. This decline was attributable, in part, to the Company maintaining a comparatively higher average balance of investment securities and short term, liquid assets during the quarter. These balances resulted from the receipt of capital proceeds from the Company's second step conversion which were deployed into such assets throughout the prior quarter ended December 31, 2005. Additionally, continued upward pressure on the cost of retail deposits resulted in increases in interest expense which outpaced the increase in interest income resulting from improved yields on loans. The cost of interest bearing deposits increased 82 basis points from 2.02% for the quarter ended March 31, 2005 to 2.84% for the quarter ended March 31, 2006. For the same comparative periods, yield on loans increased 2 basis points from 5.36% to 5.38%.

The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression have been offset by the impact of the additional capital raised in the Company's second-step conversion. As a result, the Company's net interest margin increased 9 basis points from 2.71% for the quarter ended March 31, 2005 to 2.80% for the quarter ended March 31, 2006.

Overall balance sheet growth and improvements in net interest margin contributed significantly to a $620,000 or 21.8% improvement in net interest income from $2.8 million for the quarter ended March 31, 2005 to $3.5 million for the quarter ended March 31, 2006. This improvement was offset, in part, by comparatively higher provisions for loan losses. For those same comparative periods, the loan loss provision increased $89,000 from $70,000 to $159,000 due primarily to comparatively higher net growth in commercial loans.

Noninterest income increased $82,000 from $290,000 for the quarter ended March 31, 2005 to $372,000 for the quarter ended March 31, 2006. This improvement was due largely to increases in deposit service fees and charges coupled with comparatively higher loan prepayment fees.

These comparative improvements in net interest and noninterest income were partially offset by increases to noninterest expense. Noninterest expense increased $410,000 from $2.2 million for the quarter ended March 31, 2005 to $2.6 million for the quarter ended March 31, 2006. This increase was primarily attributable to growth in salary and employee benefits costs which increased $354,000 for those same comparative periods. Such increases resulted from executive and lending staffing additions coupled with overall annual increases in employee compensation and benefits. Additionally, professional and consulting fees increased $38,000 to $137,000 for the quarter ended March 31, 2006 from $99,000 for the same quarter in 2005. In large part, these increases were attributable to audit and consulting costs incurred by the Company relating to compliance with the Sarbanes Oxley Act of 2002 and the outsourcing of other internal audit-related services.

The following table presents selected comparative financial data for the periods ended March 31, 2006, December 31, 2005 and September 30, 2005 and selected comparative operating data for the quarters ended March 31, 2006, December 31, 2005 and March 31, 2005:

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FINANCIAL HIGHLIGHTS (unaudited)
	At
	March 31, 2006	December 31, 2005	September 30, 2005
	(In thousands)
SELECTED FINANCIAL DATA:
Total Assets	$ 516,278	$ 516,924	$ 555,860
Cash and cash equivalents	18,905	30,017	125,773
Securities available-for-sale	92,873	100,752	62,337
Securities held-to-maturity	11,887	12,373	7,824
Loans receivable, net	371,979	354,207	341,006
Loans held for sale	419	-	280
Federal Home Loan Bank stock	3,121	3,180	3,119
Deposits	329,190	327,036	340,925
Total borrowings	52,405	53,719	53,734
Total equity	128,630	129,755	39,506

	3 months ended
	March 31, 2006	December 31, 2005	March 31, 2005
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$ 6,239	$ 6,091	$ 5,089
Total interest expense	2,773	2,712	2,243
Net interest income	3,466	3,379	2,846
Provision for loan losses	159	86	70
Net interest income after provision for loan losses	3,307	3,293	2,776
Non interest income	372	26	290
Non interest expense	2,564	2,245	2,154
Income before income taxes	1,115	1,074	912
Income tax provision	427	411	328

Net income	$ 688	$ 663	$ 584

PER SHARE DATA:
Earnings per share
Basic	$ 0.05	$ 0.05	$ 0.04
Diluted	$ 0.05	$ 0.05	$ 0.04

The foregoing material contains forward-looking statements concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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